Exhibit 5.1

[OFFICEMAX INCORPORATED LETTERHEAD]

May 16, 2008

OfficeMax Incorporated
263 Shuman Boulevard
Naperville, Illinois 60563

Re:          Registration Statement on Form S-8 of OfficeMax Incorporated

Ladies and Gentlemen:

I am Senior Vice President, Secretary and Associate General Counsel of OfficeMax Incorporated, a Delaware corporation (the “Company”).  I have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance of an additional 5,800,000 shares of common stock, $2.50 par value per share, of the Company (the “Shares”) issuable in connection with the 2003 OfficeMax Incentive and Performance Plan, as amended (the “Plan”).

In connection with this opinion, I have reviewed the Registration Statement and the exhibits thereto, and I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, certificates of public officials and of officers of the Company, the Plan and other instruments, and such matters of law and fact as I have deemed necessary to render the opinion contained herein.

Based upon and subject to the foregoing, I am of the opinion that the shares of common stock issued under the Plan will, when issued in accordance with the terms of the Plan and any applicable awards or agreements under the Plan, be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and all references to me in the Registration Statement.  In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Susan Wagner-Fleming
Susan Wagner-Fleming, Esq.
Senior Vice President, Secretary, and
Associate General Counsel